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                                                                    Exhibit 4.20



                           PLACEMENT AGENCY AGREEMENT


         This Placement Agency Agreement (this "Agreement") is made and entered into as of October 16, 2002 (the "Effective Date"), by and between Stonepath Group, Inc., a Delaware corporation (the "Company"), and Stonegate Securities, Inc., a Texas corporation ("Stonegate").

         WHEREAS, the Company desires to retain Stonegate as its non-exclusive placement agent, and Stonegate is willing to act in such capacity, in each case subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and Stonegate (each a "Party" and collectively, the "Parties") hereby agree as follows:

1.       RETENTION OF STONEGATE; SCOPE OF SERVICES.

         (a) Subject to the terms and conditions set forth herein, the Company hereby retains Stonegate to act as the non-exclusive placement agent to the Company during the Contract Period (as defined in Section 2 below), and Stonegate hereby agrees to be so retained.

         (b) As the non-exclusive placement agent to the Company, Stonegate will have the non-exclusive right during the Contract Period to identify for the Company prospective purchasers (collectively, the "Purchasers" and each individually, a "Purchaser") in one or more placements of debt and/or equity securities to be issued by the Company, the type and dollar amount being as mutually agreed to by the Parties (the "Securities"). Each placement of securities in which Stonegate acts as a placement agent is sometimes referred to as a "Placement" and collectively as the "Placements".

         (c) Terms of the Placements shall be as set forth in subscription documents, including any stock purchase or subscription agreement, escrow agreement, registration rights agreement, warrant agreement and/or other documents to be executed and delivered in connection with each Placement (collectively, the "Subscription Documents"). The Placements are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Regulation D ("Regulation D") of the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated under the Securities Act.

         (d) Stonegate will act on a best efforts basis and will have no obligation to purchase any of the Securities offered in any Placement. During the Contract Period, Stonegate shall have the non-exclusive right to arrange for all sales of securities of the Company by the Company, including without limitation the non-exclusive right to identify potential buyers for such securities. All sales of Securities in the Placements shall be subject to the approval of the Company, which approval may be withheld in the Company's sole discretion.

2.       CONTRACT PERIOD AND TERMINATION.

         (a) Stonegate shall act as the Company's non-exclusive placement agent under this Agreement for a period commencing on the Effective Date, and continuing until terminated by either Party upon 10 days notice to the other Party (the "Contract Period").

         (b) Upon termination, neither party will have any further obligation under this Agreement, except as provided in Sections 6, 7, 8, 9, 10 and 11 hereof.

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3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The representations and warranties of the Company made to the Purchasers as set forth in the Subscription Documents are hereby incorporated by reference as of the date of consummation of the sale of the Securities (the "Closing") and all such representations and warranties are hereby deemed made by the Company directly to Stonegate as though set forth in full herein.

4.       COVENANTS OF THE COMPANY.

         The Company covenants and agrees as follows:

         (a) Neither the Company nor any affiliate of the Company (as defined in Rule 501(b) of Regulation D) will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) of the Company which will be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

         (b) Any and all filings and documents required to be filed in connection with or as a result of the Placements pursuant to federal and state securities laws are the responsibility of the Company and will be filed by the Company.

         (c) Any press release to be issued by the Company announcing or referring to any Placement shall be subject to the prior review of Stonegate, and each such press release shall, at the request of Stonegate, identify Stonegate as the placement agent. Stonegate shall be permitted to publish a tombstone or similar advertisement upon completion of each Placement identifying itself as the Company's placement agent with respect thereto. This Agreement shall not be filed publicly by the Company without the prior written consent of Stonegate, unless required by applicable law or regulation.

5.            FURNISHING OF COMPANY INFORMATION; CONFIDENTIALITY.

         (a) In connection with Stonegate's activities hereunder on the Company's behalf, the Company shall furnish Stonegate with all reasonable information concerning the Company and its operations that Stonegate deems necessary or appropriate (the "Company Information") and shall provide Stonegate with reasonable access to the Company's books, records, officers, directors, employees, accountants and counsel. The Company acknowledges and agrees that, in rendering its services hereunder, Stonegate will be using and relying upon the Company Information without independent verification thereof or independent appraisal of any of the Company's assets and may, in its sole discretion, use additional information contained in public reports or other information furnished by the Company or third parties.

         (b) Stonegate agrees that the Company Information will be used solely for the purpose of performing its services hereunder. Subject to the limitations set forth in subsection (c) below, Stonegate will keep the Company Information provided hereunder confidential and will not disclose such Company Information or any portion thereof, except (i) to a third party contacted by Stonegate on behalf of, and with the prior approval of, the Company pursuant hereto who has agreed to be bound by a confidentiality agreement satisfactory in form and substance to the Company, or (ii) to any other person for which the Company's consent to disclose such Company Information has been obtained.

         (c) Stonegate's confidentiality obligations under this Agreement shall not apply to any portion of the Company Information which (i) at the time of disclosure to Stonegate or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Stonegate in violation of this Agreement); (ii) was available to Stonegate on a non-confidential basis from a source other than the Company, provided that such source is not and was not bound by a confidentiality agreement with the Company; (iii) has been independently acquired or developed by Stonegate without violating any of its obligations under this Agreement; or (iv) the disclosure of which is legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil or administrative investigative demand or other similar process). In the event that Stonegate becomes legally compelled to disclose any of the Company Information, Stonegate shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.

         (d) The obligations of the Parties under this Section 5 shall survive the termination of this Agreement for 12 months.

6.       REPRESENTATIONS AND WARRANTIES OF STONEGATE.

         Stonegate represents and warrants to the Company that Stonegate is duly registered, pursuant to the applicable provisions of the Securities Exchange Act of 1934, as amended, as a dealer and as a member in good standing of the National Association of Securities Dealers, Inc.

7.       FEES AND EXPENSES.

         (a) As compensation for services rendered by Stonegate in connection with the Placements, the Company agrees to pay Stonegate a fee (the "Agency Fee") of: (i) six percent (6%) of the gross proceeds from the sale of Securities for the first $10 million of Securities sold in the Placements (on a cumulative basis); and
              (ii) five percent of the gross proceeds from the sale of Securities for any Securities sold in the Placements over the initial $10 million (on a cumulative basis). The Agency Fee shall be paid immediately upon the closing of each sale of Securities by the Company.

         (b) Upon execution of this Agreement by the Parties, the Company shall deliver to Stonegate $25,000 as a non-accountable and non-refundable expense allowance to compensate Stonegate for its initial diligence efforts, including preparation and printing of reports and/or other materials to be used by the Company and Stonegate in connection with a series of investor meetings. The Company shall also promptly reimburse Stonegate for all reasonable out-of-pocket expenses incurred by Stonegate and its directors, officers and employees in connection with the performance of Stonegate's services under this Agreement. For these purposes, "out-of-pocket expenses" shall include, but not be limited to, attorney's fees and costs, long distance telephone, facsimile, courier, mail, supplies, travel and similar expenses. Except for bills for long distance telephone, facsimile, federal express, courier, mail and supplies, Stonegate will not incur any expenses without the prior consent of the Company; and the Parties shall attempt to have the Company direct billed as often as possible for such expenses.

         (c) The Company agrees to issue to Stonegate a Warrant, in substantially the form attached hereto as Exhibit A (the "Initial Warrant"). The exercise price of the Initial Warrant shall be $1.23 per share. The Initial Warrant will be granted to Stonegate on the earlier of: (i) November 1, 2002; or (ii) such earlier date that the Company has approved such grant (the "Grant Date"); provided that the Company has not otherwise notified Stonegate in writing prior to the Grant Date that the Company has terminated this Agreement pursuant to Section 2(a) above. The Initial Warrant shall be dated as of the Grant Date and such Initial Warrant shall promptly be delivered to Stonegate (but in no event later than five business days following the Grant Date).

         (d) Upon each closing of the Placements, the Company agrees to issue to Stonegate a Securities Purchase Warrant (the "Representative's Warrant") entitling the holder(s) thereof to purchase an amount of Securities equal to (i) (1) ten percent (10%) of the total number of Securities sold in the Placements for the first $10 million of Securities sold in the Placements (on a cumulative basis); plus
              (2) six percent (6%) of the total number of Securities sold in the Placements over the initial $10 million of Securities sold in the Placements (on a cumulative basis); less (ii) the number of shares of Common Stock underlying the Initial Warrant. The Representative's Warrant shall be for a period of five (5) years, have an exercise price per share equal to 110% of the price at which the Securities are sold to Purchasers in the applicable Placement, and shall otherwise be substantially in the form of Exhibit B attached hereto.

         (e) The obligations of the Parties under this Section 7 shall survive the termination of this Agreement for any reason.

8.       INDEMNIFICATION.

         (a) The Company agrees to indemnify and hold Stonegate harmless from and against any and all losses, claims, damages or liabilities (or actions, including security holder actions, in respect thereof) related to or arising out of Stonegate's engagement hereunder or its role in connection herewith, and will reimburse Stonegate for all reasonable expenses (including reasonable costs, expenses, awards and counsel fees and/or judgments) as they are incurred by Stonegate in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Stonegate is a party; provided, however, that the Company will not be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of Stonegate. The Company also agrees that Stonegate shall not have any liability to the Company for or in connection with such engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that result primarily from the bad faith, gross negligence or willful misconduct of Stonegate. In the event that the foregoing indemnity is unavailable (except by reason of the bad faith or gross negligence of Stonegate), then the Company shall contribute to amounts paid or payable by Stonegate in respect of its losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and Stonegate in connection with the matters as to which such losses, claims, damages or liabilities relate, and other equitable considerations. The foregoing shall be in addition to any rights that Stonegate may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any director, officer, employee, agent or controlling person of Stonegate; provided, however, that the Company shall only be obligated to pay the fees and expenses of one counsel for all of the persons to be indemnified. The Company hereby consents to personal jurisdiction, service and venue in any court in which any claim which is subject to this agreement is brought against Stonegate or any other person entitled to indemnification or contribution under this subsection (a).

         (b) Stonegate agrees to indemnify and hold the Company harmless from and against any and all losses, claims, damages or liabilities (or actions, including security holder actions, in respect thereof) which are finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of Stonegate, and will reimburse the Company for all reasonable expenses (including reasonable costs, expenses, awards and counsel fees and/or judgments) as they are incurred by the Company in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which the Company is a party. In the event that the foregoing indemnity is unavailable, then Stonegate shall contribute to amounts paid or payable by the Company in respect of its losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and Stonegate in connection with the matters as to which such losses, claims, damages or liabilities relate, and other equitable considerations. The foregoing shall be in addition to any rights that the Company may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any director, officer, employee, agent or controlling person of the Company; provided, however, that Stonegate shall only be obligated to pay the fees and expenses of one counsel for all of the persons to be indemnified. Stonegate hereby consents to personal jurisdiction, service and venue in any court in which any claim, which is subject to this agreement, is brought against the Company or any other person entitled to indemnification or contribution under this subsection (b).

         (c) Each party entitled to indemnification under this Section 8 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claims or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (which approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such Indemnified Party's expense; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action; provided, further, however, that the Indemnifying Party shall not be entitled to assume the defense for such matters as to which there is, in the opinion of counsel to the Indemnifying Party, a conflict of interest or separate and different defenses and the representation of both the Indemnifying Party and the Indemnified Parties would be improper. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and the litigation resulting therefrom.

         (d) The obligations of the Parties under this Section 7 shall survive the termination of this Agreement.

9.       NON-CIRCUMVENTION.

         The Company hereby agrees that during the Contract Period and for a period of one year after the end of the Contract Period, the Company will not enter into any agreement, transaction or arrangement with any of the institutions (including their agents, principals and affiliates and the accounts and funds which they manage or advise (excluding, however, any account that did not directly or indirectly make an investment in the Company following an introduction, referral or passing of information by, any such institution)) which Stonegate has introduced to the Company as prospective purchasers of securities of the Company (collectively, the "Stonegate Contacts"), regardless of whether a transaction is consummated with such prospective purchasers, unless the Company notifies Stonegate in writing of the agreement, transaction or arrangement, and pays Stonegate a fee equal to the Agency Fee for securities of the Company sold to Stonegate Contacts. Stonegate agrees to periodically deliver to the Company in writing updates on its progress with prospective purchasers; it being agreed and understood that such prospective purchasers shall be deemed to be Stonegate Contacts unless the Company objects thereto in writing within three (3) days following its receipt of the update first disclosing such prospective purchaser.

10.      GOVERNING LAW.

         THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PROVISIONS THEREOF.

11.      ARBITRATION.

         Stonegate and the Company will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. Any dispute which the parties cannot resolve may then be submitted by either party to binding arbitration in Dallas, Texas under the rules of the American Arbitration Association for resolution. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

12.      NO WAIVER.

         The failure or neglect of any party hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or waiver by any party of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

13.      SUCCESSORS AND ASSIGNS.

         The benefits of this Agreement shall inure to the benefit of the Parties, their respective successors, assigns and representatives, and the obligations and liabilities assumed in this Agreement by the Parties shall be binding upon their respective successors and assigns. This Agreement may not be assigned by either Party without the express written consent of the other Party, which consent shall not be unreasonably withheld.

14.      NOTICES.

         All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, recognized overnight delivery service, or facsimile as follows:

                   If to the Company:
                   ------------------

                   Stonepath Group, Inc.
                   Two Penn Center Plaza, Suite 605
                   Philadelphia, Pennsylvania  19102
                   Facsimile: (215) 564-3133
                   Attention: Bohn Crain, Chief Financial Officer
                                Stephen Cohen, General Counsel

                   If to Stonegate:
                   ------------------

                   Stonegate Securities, Inc.
                   5940 Sherry Lane, Suite 410
                   Dallas, Texas  75225
                   Facsimile: (214) 987-1981
                   Attention: Scott Griffith, President

         Either Party may change its address or facsimile number set forth above by giving the other Party notice of such change in accordance with the provisions of this Section 13. A notice shall be deemed given (a) if by personal delivery, on the date of such delivery, (b) if by certified mail, on the date shown on the applicable return receipt, (c) if by overnight delivery service, on the day after the date delivered to the service, or (d) if by facsimile, on the date of transmission.

15.      NATURE OF RELATIONSHIP.

         The Parties intend that Stonegate's relationship to the Company and the relationship of each director, officer, employee or agent of Stonegate to the Company shall be that of an independent contractor and not as an employee of the Company or an affiliate thereof. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Stonegate and the Company or their respective successors or assigns. Neither Stonegate nor any director, officer, employee or agent of Stonegate shall be considered to be an employee of the Company by virtue of the services provided hereunder.

16.      MISCELLANEOUS

         Stonegate's obligations under this Agreement are subject to the following general conditions:

         (a) All relevant terms, conditions, and circumstances relating to the Placements will be reasonably satisfactory to Stonegate and its counsel.

         (b) Stonegate reserves the right to solicit the assistance of outside dealers ("Dealers") to assist in the offer and sale of the Placements; provided, however, that any such Dealers agree in writing to be bound by the terms of the applicable Placement. It is understood that Stonegate, in its sole discretion, shall be entitled to pay over to any such Dealers any portion of the compensation received by Stonegate hereunder. The Company shall have no financial liability for any fees or expenses of any such Dealers.

17.      CAPTIONS.

         The Section titles herein are for reference purposes only and do not control or affect the meaning or interpretation of any term or provision hereof.

18.      AMENDMENTS.

         No alteration, amendment, change or addition hereto shall be binding or effective unless the same is set forth in a writing signed by a duly authorized representative of each Party.

19.      PARTIAL INVALIDITY.

         If it is finally determined that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes as close as possible to expressing the intention of the invalid or unenforceable term or provision.

20.      ENTIRE AGREEMENT.

         This Agreement embodies the entire agreement and understanding of the Parties and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

21.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall be considered one and the same agreement.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above by duly authorized representatives of the Company and Stonegate.

                                           STONEPATH GROUP, INC.



                                           By:__________________________________

                                           Title:_______________________________




                                           STONEGATE SECURITIES, INC.



                                           By:__________________________________

                                           Title:_______________________________